Exhibit 99.1

Noble Corporation Dorfstrasse 19a 6340 Baar Switzerland

PRESS RELEASE

Noble Corporation Reports First Quarter 2012 Earnings of $0.47 per Diluted Share

ZUG, Switzerland, April 18, 2012 – Noble Corporation (NYSE: NE) today reported first quarter 2012 earnings of $120 million, or $0.47 per diluted share, versus $127 million, or $0.50 per diluted share, for the fourth quarter of 2011. Earnings for the first quarter of 2011 were $54 million, or $0.21 per diluted share. Contract drilling services revenues for the first quarter of 2012 were $746 million versus $720 million for the fourth quarter of 2011 and $543 million in the first quarter of 2011.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation, stated, “Our performance in early 2012 includes a number of noteworthy achievements that are expected to position the Company for improving financial results over the course of 2012 and beyond.

“Relating to our fleet transformation program, the ultra-deepwater drillships Noble Bully I and Noble Bully II commenced their initial contracts in the U.S. Gulf of Mexico and Brazil, respectively, while the ultra-deepwater drillship Noble Globetrotter I arrived in the U.S. Gulf of Mexico and is currently completing the client acceptance and commissioning process before beginning its 10-year contract, expected in late April 2012.

“Also, available days in 2012 on our ultra-deepwater semisubmersible Noble Jim Day were significantly reduced following a series of contract awards at sequentially higher dayrates. In addition, contracts were awarded for the deepwater semisubmersibles Noble Homer Ferrington, Noble Max Smith, and Noble Amos Runner. These contract awards, which reflect significant dayrate improvement, are evidence of the strong fundamental environment that is driving client demand for deepwater rigs.

“Finally, we successfully completed a $1.2 billion issuance of five, ten and 30 year notes at an average annual coupon of 4.1%, providing the Company with a solid base of liquidity to support our fleet transformation efforts.”

Debt as a percentage of total capitalization increased slightly to approximately 35% at March 31, 2012, from 33% at December 31, 2011. Capital expenditures in the first quarter of 2012 totaled $368 million, including $133 million (excluding capitalized interest) related to Noble’s fleet transformation program. The Company continues to expect capital expenditures for 2012 to total an estimated $1.9 billion, including approximately $650 million for newbuild construction programs.

MORE

Operations Highlights

At the end of the first quarter of 2012, approximately 73% of the Company’s available rig operating days were committed for the remainder of 2012, including 77% of the floating rig fleet and 75% of the jackup fleet. For 2013, an estimated 51% of operating days are committed, including 74% of the floating rig days and 42% of jackup days. Total backlog at March 31, 2012 was approximately $14.5 billion, up from $13.7 billion at December 31, 2011.

Contract drilling services revenues totaled $746 million in the first quarter of 2012, up approximately 4% from revenues of $720 million in the fourth quarter of 2011. The improvement was due largely to reduced downtime, especially among the Company’s floating rigs operating offshore the U.S. Gulf of Mexico and Brazil, as well as improved dayrates, mobilization fees and incentive bonuses. The revenue improvement was partially offset by lower fleet utilization, which totaled 74% in the first quarter of 2012 compared to 79% in the fourth quarter of 2011. The lower utilization resulted primarily from several rigs completing planned shipyard maintenance and others transitioning between contracts.

In the U.S. Gulf of Mexico, deepwater drilling activity continued to increase, with many operators now moving forward with exploration, appraisal and development drilling programs slowed by the pace of drilling permits in 2010 and 2011. The increase in activity has led to a shortage of available floating rigs, leading to improving dayrates. The Company recently contracted the conventionally moored, deepwater semisubmersible Noble Amos Runner at a dayrate of $460,000, up from a previous dayrate of $360,000. The rig is now committed into late 2013. Availability in 2012 for the ultra-deepwater semibumersible Noble Jim Day has been reduced to approximately 120 days following the award of a series of short-term drilling assignments, the latest at a dayrate of $605,000.

In Mexico, utilization of the Company’s 12 jackup rigs declined to 64% in the first quarter of 2012 from 84% in the fourth quarter of 2011 due primarily to idle time on the Noble Bill Jennings and Noble Sam Noble, which entered shipyards to complete required maintenance and inspections before commencing new contracts, and the Noble Leonard Jones, which sustained damage while under tow to a new location. At present, 10 of the Company’s jackups are under contract, while opportunities are under review to return the remaining two units to work.

Opportunities continue to develop in Brazil as some international operators execute plans to add deepwater rigs into the region. The deepwater semisubmersible Noble Max Smith was awarded a contract for up to three years that is expected to commence in December 2012, following a planned shipyard program and mobilization. The dayrate on the new contract is $407,000, plus a 15% bonus opportunity, up from $380,000 on the previous contract. We expect operators to mobilize additional rigs to Brazil in 2012 and beyond to explore the region’s vast hydrocarbon potential.

In the North Sea, the Company’s eight jackup rigs remain fully utilized, with some customers now focused on securing rig commitments into late 2013. The jackup rig Noble George Sauvageau was recently awarded a one-year contract at a dayrate of $140,000, up from $115,000 on the current contract and representing a market-leading dayrate for units with standard capabilities. The rig is now committed through 2013, bringing the total to five units with contract commitments into 2013. In addition, the Company’s semisubmersible Noble Ton van Langeveld was recently awarded a two-year contract at a dayrate of $275,000, increasing from $247,500 on its current contract. The rig is now under contract into late 2014.

The Company’s 15–rig jackup fleet operating in the Middle East experienced utilization of 75% in the first quarter of 2012 compared to 87% in the fourth quarter of 2011, with 13 of the 15 units currently under contract. Three rigs, the Noble Gus Androes, Noble Chuck Syring and Noble Charles Copeland, entered shipyards during the quarter, while the Noble George McLeod was idle in the period. A total of 10 jackups are committed through 2012. Standard jackup rig needs continue to develop in Saudi Arabia, while other areas in the region display stable to modestly higher demand.

In closing, Williams stated, “A new, more modern and versatile fleet of mobile offshore drilling rigs is beginning to take shape at Noble as we deliver and place into service our ultra-deepwater drillships and high-specification jackups. These new, more efficient rigs will address a growing and more technically challenging list of client needs into the future, and once all 14 projects are delivered, will place Noble’s among the industry’s premium fleets. Given the solid industry fundamentals and building client demand that is providing greater long-term visibility, especially in the ultra-deepwater sector, we are fortunate to have uncontracted newbuild capacity to offer clients, with three drillships and six high-specification jackups currently available following delivery from the shipyards. Client interest in each of these units is noticeably greater today than six months ago, and we believe it is increasingly likely that a number of these units will secure contracts before the close of 2012. Our decision to expand our fleet with new state-of-the-art capabilities was well-timed, and we will continue to evaluate further growth opportunities that offer exceptional returns.”

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 79 offshore drilling units (including five ultra-deepwater rigs and six jackup drilling rigs currently under construction), located worldwide, including in the U.S. Gulf of Mexico, Mexico, Brazil, the North Sea, the Mediterranean, West Africa, the Middle East, India and the Asian Pacific. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE.” Additional information on Noble Corporation is available on the Company’s Web site at http://www.noblecorp.com.

Conference Call

Noble has scheduled a conference call and webcast related to its first quarter 2012 results on Thursday, April 19, 2012, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-866-461-7129, or internationally 1-706-679-3084, using access code: 20607252, or by asking for the Noble Corporation conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.

A replay of the conference call will be available on Thursday, April 19, 2012, beginning at 11:00 a.m. U.S. Central Daylight Time, through Thursday, May 3, 2012, ending at 5:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 20607252. The replay will also be available on the Company’s Web site following the end of the live call. The conference call may include non-GAAP financial measures. Noble will post a reconciliation of any such measures to the most directly comparable GAAP measures in the “Investor Relations” section of the Company’s Web site under the heading “Regulation G Reconciliations.”

Statements regarding financial performance, contract backlog, earnings, costs, capital expenditures, revenue, rig demand, fleet composition, condition or performance, shareholder value, timing of delivery of newbuilds, contract commitments, dayrates, contract commencements, contract extensions or renewals, letters of intent or award, industry fundamentals, customer relationships, future performance, growth opportunities, market outlook, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, costs and difficulties relating to the integration of acquired businesses, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, delays in the construction of newbuilds, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

For additional information, contact:

For Investors:	Jeffrey L. Chastain, Vice President – Investor Relations,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed, Director of Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Operating revenues
Contract drilling services	$746,310	$542,605
Reimbursables	35,141	22,291
Labor contract drilling services	16,008	13,547
Other	231	445

	797,690	578,888

Operating costs and expenses
Contract drilling services	420,011	306,363
Reimbursables	30,601	17,103
Labor contract drilling services	9,232	8,523
Depreciation and amortization	171,077	158,122
Selling, general and administrative	23,126	23,715
Gain on contract extinguishments, net	—	(21,202)

	654,047	492,624

Operating income	143,643	86,264
Other income (expense)
Interest expense, net of amount capitalized	(10,496)	(19,041)
Interest income and other, net	1,785	2,592

Income before income taxes	134,932	69,815
Income tax provision	(21,589)	(15,359)

Net income	113,343	54,456

Net loss attributable to noncontrolling interests	6,832	39

Net income attributable to Noble Corporation	$120,175	$54,495

Net income per share
Basic	$0.47	$0.22
Diluted	$0.47	$0.21

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$208,840	$239,196
Accounts receivable	738,835	587,163
Prepaid expenses and other current assets	306,998	233,253

Total current assets	1,254,673	1,059,612

Property and equipment	15,371,823	15,037,112
Accumulated depreciation	(3,282,511)	(3,139,645)

Property and equipment, net	12,089,312	11,897,467

Other assets	551,216	538,080

Total assets	$13,895,201	$13,495,159

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$335,276	$436,006
Accrued payroll and related costs	111,251	117,907
Other current liabilities	234,630	273,267

Total current liabilities	681,157	827,180

Long-term debt	4,444,161	4,071,964
Deferred income taxes	240,341	242,791
Other liabilities	306,175	255,372

Total liabilities	5,671,834	5,397,307

Commitments and contingencies
Equity
Total shareholders’ equity	7,498,868	7,406,521
Noncontrolling interests	724,499	691,331

Total equity	8,223,367	8,097,852

Total liabilities and equity	$13,895,201	$13,495,159

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended March 31,
	2012	2011
Cash flows from operating activities
Net income	$113,343	$54,456
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	171,077	158,122
Gain on contract extinguishments, net	—	(21,202)
Other changes in operating activities	(180,712)	(104,602)

Net cash from operating activities	103,708	86,774

Cash flows from investing activities
New construction	(133,075)	(404,529)
Other capital expenditures	(161,243)	(143,634)
Major maintenance expenditures	(33,010)	(39,058)
Capitalized interest	(40,637)	(27,103)
Other investing activities	(127,393)	18,171

Net cash from investing activities	(495,358)	(596,153)

Cash flows from financing activities
Draws from bank credit facilities	365,000	(40,000)
Repayments of bank credit facilities	(1,190,000)	—
Proceeds from issuance of senior notes, net of debt issuance costs	1,186,636	1,087,833
Contributions from joint venture partners	40,000	396,000
Payments of joint venture debt	—	(693,494)
Settlement of interest rate swaps	—	(29,032)
Par value reduction payments	(36,370)	(34,920)
Financing costs on credit facilities	—	(2,835)
Proceeds from employee stock transactions	2,479	2,337
Repurchases of employee shares surrendered for taxes	(6,451)	(5,700)

Net cash from financing activities	361,294	680,189

Net change in cash and cash equivalents	(30,356)	170,810
Cash and cash equivalents, beginning of period	239,196	337,871

Cash and cash equivalents, end of period	$208,840	$508,681

NOBLE CORPORATION AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except utilization amounts, operating days and average dayrates)

(Unaudited)

	Three Months Ended March 31,						Three Months Ended December 31,
	2012			2011			2011
	Contract			Contract			Contract
	Drilling			Drilling			Drilling
	Services	Other	Total	Services	Other	Total	Services	Other	Total
Operating revenues
Contract drilling services	$746,310	$—	$746,310	$542,605	$—	$542,605	$719,711	$—	$719,711
Reimbursables	34,702	439	35,141	21,604	687	22,291	18,046	(2,702)	15,344
Labor contract drilling services	—	16,008	16,008	—	13,547	13,547	—	15,881	15,881
Other	231	—	231	445	—	445	109	—	109

	$781,243	$16,447	$797,690	$564,654	$14,234	$578,888	$737,866	$13,179	$751,045

Operating costs and expenses
Contract drilling services	$420,011	$—	$420,011	$306,363	$—	$306,363	$382,562	$—	$382,562
Reimbursables	30,173	428	30,601	16,440	663	17,103	11,181	(2,539)	8,642
Labor contract drilling services	—	9,232	9,232	—	8,523	8,523	—	8,559	8,559
Depreciation and amortization	167,948	3,129	171,077	154,888	3,234	158,122	169,574	1,612	171,186
Selling, general and administrative	22,844	282	23,126	23,449	266	23,715	18,242	252	18,494
(Gain) loss on contract extinguishment	—	—	—	(21,202)	—	(21,202)	—	—	—

	$640,976	$13,071	$654,047	$479,938	$12,686	$492,624	$581,559	$7,884	$589,443

Operating income	$140,267	$3,376	$143,643	$84,716	$1,548	$86,264	$156,307	$5,295	$161,602

Operating statistics
Jackups:
Average Rig Utilization	79%			62%			86%
Operating Days	3,089			2,381			3,386
Average Dayrate	$90,382			$80,866			$89,049
Semisubmersibles
Average Rig Utilization	86%			69%			88%
Operating Days	1,092			868			1,134
Average Dayrate	$355,098			$277,859			$318,013
Drillships:
Average Rig Utilization	51%			70%			50%
Operating Days	285			361			277
Average Dayrate	$278,693			$301,647			$207,769
Total:
Average Rig Utilization	74%			61%			79%
Operating Days	4,466			3,610			4,797
Average Dayrate	$167,124			$150,294			$150,027

NOBLE CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended March 31,
	2012	2011
Allocation of net income
Basic
Net income attributable to Noble Corporation	$120,175	$54,495
Earnings allocated to unvested share-based payment awards	(1,126)	(509)

Net income to common shareholders—basic	$119,049	$53,986

Diluted
Net income attributable to Noble Corporation	$120,175	$54,495
Earnings allocated to unvested share-based payment awards	(1,125)	(509)

Net income to common shareholders—diluted	$119,050	$53,986

Weighted average number of shares outstanding—basic	251,971	251,026
Incremental shares issuable from assumed exercise of stock options	491	775

Weighted average number of shares outstanding—diluted	252,462	251,801

Weighted average unvested share-based payment awards	2,407	2,419

Earnings per share
Basic	$0.47	$0.22
Diluted	$0.47	$0.21